UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

December 18, 2018

RENT-A-CENTER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38047	45-0491516
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

5501 Headquarters Drive

Plano, Texas 75024

(Address of principal executive offices and zip code)

(972) 801-1100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On December 18, 2018, Rent-A-Center, Inc. (“Rent-A-Center” or the “Company”) terminated the Agreement and Plan of Merger (the “Merger Agreement”), dated June 17, 2018, by and among the Company and certain affiliates of Vintage Capital Management, LLC (collectively, “Vintage Capital”).

Rent-A-Center did not receive an extension notice from Vintage Capital at or prior to 11:59 p.m., Eastern Time, on December 17, 2018, which was the deadline set forth in the Merger Agreement for either party to provide notice to the other of its election to extend the end date in the Merger Agreement to March 17, 2019 due to the continued pendency of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, resulting from the previously disclosed Second Request received by the parties from the Federal Trade Commission in connection with the pending transaction.

In light of the current financial and operational performance of the Company, the Board of Directors of Rent-A-Center determined not to exercise its right to extend the end date and instead elected to exercise the Company’s right to terminate the Merger Agreement. Accordingly, Rent-A-Center notified Vintage Capital on December 18, 2018 of Rent-A-Center’s termination of the Merger Agreement and noted Vintage Capital’s obligation under the terms of the Merger Agreement to pay the Company a reverse breakup fee of $126,500,000 within three business days.

Item 8.01	Other Events.

On December 18, 2018, the Company issued a press release announcing, among other things, the termination of the Merger Agreement. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated (and issued on) December 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.
Date: December 20, 2018

	By:	/s/ Dawn M. Wolverton
Dawn M. Wolverton
Vice President – Assistant General Counsel and Secretary